EXHIBIT 99.1
HAIGHTS CROSS COMMUNICATIONS, INC.
PRESS RELEASE

Investor Contact:
Paul J. Crecca
(914) 289-9420
pjcrecca@haightscross.com

Editorial Contact:
Michael Stugrin
(562) 498-6353	FOR IMMEDIATE RELEASE
mstugrin@verizon.net
HAIGHTS CROSS COMMUNICATIONS, INC. ANNOUNCES
RESIGNATION OF CEO; CFO ASSUMES INTERIM CEO POSITION
White Plains, NY, August 24, 2007 — Haights Cross Communications, Inc. (HCC) announced today that Peter J. Quandt, Chairman, Chief Executive Officer and President, has resigned from all officer and director positions with HCC. Mr. Quandt has been Chairman, Chief Executive Officer and President of HCC since founding HCC in 1997. Paul J. Crecca, the Company’s Executive Vice President and Chief Financial Officer, will be assuming the role of Interim-Chief Executive Officer and Interim-President.
Mr. Crecca had served as a member of our Board of Directors from October 2004 until August 10, 2007, the effective date of HCC’s recent recapitalization, and has served as HCC’s Executive Vice President and Chief Financial Officer since January 1998. Mr. Crecca has played a substantial role in building Haights Cross and has played a key role with its business operations and leading HCC’s numerous financing efforts. From 1995 to 1998, Mr. Crecca served as Executive Vice President — Finance of the Marvel Comics Group, an operating division of Marvel Entertainment Group, Inc from 1995 to 1997. From 1985 to 1995, Mr. Crecca served as Chief Financial Officer of Dun & Bradstreet International, a division of the Dun & Bradstreet Corporation. Prior to 1985, Mr. Crecca was an audit manager with Ernst & Young LLP.
“The Company appreciates Peter’s many contributions to the company and wish him well,” Mr. Crecca said. “The Board of Directors looks forward to working with Paul as we move forward with a strategic review of the Haights Cross companies,” said Gene Davis, Chairman of the Board.
About Haights Cross Communications:
Founded in 1997 and based in White Plains, NY, HCC is a premier educational and library publisher dedicated to creating the finest books, audio products, periodicals, software and online services, serving the following markets: K-12 supplemental education, public library and school publishing, audio books, and medical continuing education publishing. HCC companies include: Sundance/Newbridge Educational Publishing (Northborough, MA), Triumph Learning (New York, NY), Buckle Down Publishing (Iowa City, IA), Options Publishing (Merrimack, NH), Recorded Books (Prince Frederick, MD), and Oakstone Publishing (Birmingham, AL). For more information, visit www.haightscross.com.